WINMARK CORPORATION

TRANSITION AND RETIREMENT AGREEMENT

THIS TRANSITION AND RETIREMENT AGREEMENT (“Transition Agreement” or “Agreement”) is made and entered into by and between Winmark Corporation, a Minnesota corporation (“Company”) and Mr. John L. Morgan (“you”) and will be effective as of January 29, 2020 (“Effective Date”).

RECITALS

WHEREAS, you are currently the Executive Chairman of the Company, a party to that certain employment Agreement with the Company dated as of March 22, 2000 as amended (“Employment Agreement”), and currently serve as a duly elected Director of the Board of Directors of the Company; and

WHEREAS, you have disclosed your intention to retire from the Company and resign from the Board of Directors; and

WHEREAS, you and the Company mutually terminate the Employment Agreement and to set forth in this Agreement the terms and conditions of transition and retirement from the Company, including certain transition payments to you and your continued availability for certain services to the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agrees as follows:

1. Transition Date; Termination Date.  You will continue to perform your current duties as Executive Chairman of the Company until March 1, 2020 (the “Transition Date”) and on that date, you will cease to be Executive Chairman and will be deemed to have resigned as an officer, employee, board member and from any fiduciary position of any employee benefit plan with the Company or any of its subsidiaries.

2. Transition Services. From the Transition Date until February 28, 2021 (the “Termination Date”), you agree to cooperate with the Company in connection with any transition services that the Company may reasonably request, and be available to the Company to serve as a senior adviser.  Following the Transition Date, you will cease to be an employee of the Company and any subsidiary.

3. Transition Payment. In consideration for your obligations under this Agreement, the Company will pay you a lump sum of $667,000 (the “Transition Payment”) on or before March 2, 2020.  Notwithstanding anything to the contrary, during the period from the Transition Date to the Termination Date, you agree that you shall not be eligible for, and will not receive, any compensation other than the payment set forth in this Section 3, the benefits set forth in Section 4 or any indemnification obligations of the Company.

4. Payment of Benefits; Covenants.

a. Health and Dental Insurance.  The Company will continue to make contributions to your Company-sponsored medical and dental insurance plans at the same rate applying as of March 1, 2020, through March 31, 2020.  Effective April 1, 2020, you will have the option to continue your own benefit coverage under COBRA.  You acknowledge that $42,000 of the Transition Payment is for the purpose of continuation of medical and dental coverage should you choose to use it.

b. 401(k) Retirement Savings Plan. You will be entitled to a distribution from your account in the Company’s qualified 401(k) Retirement Savings Plan and Trust.  You will receive information and forms for this purpose from Human Resources within two weeks of the Transition Date.

c. Non-Disclosure.  During your employment and service to the Company, you received Confidential Information as defined below. “Confidential Information” means (a) all information relating to the development, distribution, pricing, marketing and sales of the Company’s products and services including but not limited to franchising and equipment leasing; (b) franchisee or customer lists, contact information, financial information and other information pertaining to existing and prospective franchisees or customers; (c) financial and other information relating to the operation of the Company generally; and (d) other private and confidential information which is a special and unique asset of the Company or information which if known to competitors or others outside of the Company would be harmful to the Company. You will not at any time directly or indirectly use, transfer or divulge any Confidential Information.

d. Covenant Not to Compete.  You will not, from March 1, 2020 through February 28, 2021 (the “Restrictive Period”) directly or indirectly or as a partner, officer, director, shareholder, employee, independent contractor or consultant of any other person or entity engage in any business activity that is the same as or similar to the business conducted by the Company as of March 1, 2020 including but not limited to franchising and equipment leasing.  The restriction in this section shall apply within the geographic area in which the Company conducted business as of March 1, 2020.

e. Injunctive Relief.  Both parties agree that a  violation of this Agreement could result in immediate and irreparable harm.  As such we agree that either party may apply for injunctive relief from a court of competent jurisdiction to prevent a threatened or continuing breach of such violation.  The prevailing party in any litigation related to this Agreement shall be entitled to any and all relief available at law, including but not limited,  to injunctive relief, damages, offset, suspension or the return of the benefits provided for in the Transition Agreement, costs, attorneys’ fees and costs of collection.

5. Indemnification and Directors; Officers Liability Insurance. You will be entitled to indemnification under the Company’s articles and bylaws and Minnesota corporate law, and you will be entitled to the benefit of coverage under the Company’s directors’ and officers’ liability insurance policies applicable to former officers and directors if eligible.

6. General Provisions.
a. Amendments. This Agreement may not be amended or modified except by a written agreement signed by both parties.

b. Severability.  In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this agreement will remain in full force and effect to the fullest extent permitted by law.

c. Successors and Assigns.  This Agreement will bind and benefit the parties hereto and their respective successors and assigns, but none of either parties’ rights or obligations hereunder may be assigned by either party hereto without the written consent of the other, except by operation of law.

d. Dispute Resolution. Any disputes arising under or in connection with this Agreement must be resolved by final and binding arbitration except for applications for injunctive relief.

e. Tax Withholding; Code 409A.  The Transition Payment shall be reported as compensation and to the extent required, as “nonqualified deferred compensation” subject to Code § 409A and regulations promulgated thereunder.  The Transition Payment and other benefits to be provided to you in connection with this Agreement may be subject to required withholding of federal, state and local income, excise and employment-related taxes, and other deductions for benefits and other expenses. This Agreement and the payments and benefits provided, shall, to the greatest extent permitted by law be exempt from the requirements applicable to deferred compensation under Code § 409A and regulations promulgated thereunder, and to the extent not otherwise exempt, you and the Company intend that this Agreement comply with the requirements of Code § 409A and agree to administer and interpret this Agreement in manner consistent with, and that gives effect to, such intention.

f. Notices.  Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person, by overnight courier (with receipt confirmed), or upon receipt if sent by certified mail, return receipt requested, as follows (or to such other persons or addresses as may be specified by written notice to the other party):

If to the Company:
Winmark Corporation Inc.
Attention: Chief Executive Officer
605 Highway 169 North Minneapolis, Minnesota 55441, Suite 400 (763)520-8500

If to you:
Mr. John L. Morgan
3750 Las Vegas Blvd South, #3403 Las Vegas, NV 89158

g. Entire Agreement.  Except as expressly provided for in this Agreement, the Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes and terminates the Employment Agreement in the times and in the manners hereinabove and supersedes and terminates all other prior agreements with respect to the subject matter hereof.

h. Governing Law.  This Agreement has been made in and will be governed and construed in accordance with the laws of the State of Minnesota without giving effect to the principles of conflict of laws of any jurisdiction.

IN WITNESS WHEREOF, you and a duly authorized officer by and on behalf of the Company have executed this Agreement as of the dates set forth below.

WINMARK CORPORATION

/s
By:	/s/ Brett D. Heffes	/s/ John L. Morgan
Its: Chief Executive Officer		John L. Morgan

Date:	January 29, 2020	Date:	January 29, 2020

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